Calculation of Filing Fee Tables
FORM S-3
(Form Type)

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Other	Lincoln Level Advantage 2SB-Share Lincoln Level Advantage 2SMAdvisory Lincoln Level Advantage 2SMAccess Lincoln Level Advantage 2SMSelect Lincoln Level Advantage 2SMB-Class Lincoln Level Advantage 2SM Advisory Class	457(o)	$19,375,000,000	N/A	N/A	92.7 per million	$1,796,063	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	$	$	$	$	$
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
			Total Offering Amounts					$$1,796,063
			Total Fees Previously Paid					$0
			Total Fee Offsets					$0
			Net Fee Due					$1,796,063